Exhibit 5.1

May 9, 2007

Raser Technologies, Inc.

5152 North Edgewood Drive, Suite 375

Provo, Utah 84604

Ladies and Gentlemen:

We are acting as counsel to Raser Technologies, Inc., a Utah corporation (the “Company”), in connection with the registration by the Company of the offer and resale of 377,406 shares (the “Shares”) of the common stock, par value $0.01 per share (the “Common Stock”), of the Company pursuant to the Company’s registration statement on Form S-3 (the “Registration Statement”), as filed with the Securities and Exchange Commission (the “SEC”) under the Securities Act of 1933, as amended (the “1933 Act”) on the date hereof, on behalf of the certain selling shareholders named therein (the “Selling Shareholders”). The Shares consist of (a) 150,000 shares of currently outstanding Common Stock (the “Issued Shares”) beneficially owned by certain of the Selling Shareholders; (b) 50,000 shares of Common Stock to be issued to one of the Selling Shareholders on or about September 1, 2007 (the “Authorized Shares”); and (c) 177,406 shares of Common Stock (the “Warrant Shares”) issuable by the Company upon exercise of outstanding warrants held by certain of the Selling Stockholders.

This opinion is being furnished in accordance with the requirements of Item 601(b)(5) of Regulation S-K under the 1933 Act.

We have examined such documents, corporate records and other instruments as we have deemed necessary for the purposes of this opinion. Based on our review and on the assumptions set forth below, we are of the opinion that:

1. The Issued Shares have been duly authorized and are validly issued, fully paid and nonassessable.

Raser Technologies, Inc.

May 9, 2007

2. The Authorized Shares have been duly authorized, and when issued in accordance with the terms of that certain Advisory Agreement, dated March 22, 2007, between the Company and Objective Equity LLC, will be validly issued, fully paid and nonassessable.

3. The Warrant Shares have been duly authorized, and when issued in accordance with the terms of the warrants and receipt by the Company of the consideration required therein, will be validly issued, fully paid and nonassessable.

We consent to the use of this opinion as an exhibit to the Registration Statement and authorize and consent to the references to our firm in the Registration Statement and in the prospectus constituting a part thereof. In giving such consent, we do not thereby admit that we are within the category of persons whose consent is required pursuant to Section 7 of the 1933 Act or the rules and regulations of the SEC.

/s/ Stoel Rives LLP

Stoel Rives LLP